QUARTERLY UPDATE

Third Quarter 2009 Financial Results and Business Update
Snapshot	November 23, 2009
GenSpera, Inc. (“GenSpera” or “the Company”) is a development-stage biotechnology company focused on the discovery and development of prodrug cancer therapies. A prodrug is an inactive precursor of a drug that is converted into its active form at a targeted site. The Company has developed a novel approach to chemotherapy using a prodrug to deliver a potent, cell-killing agent to tumor sites while avoiding toxicity in healthy, non-cancerous cells. GenSpera’s prodrugs target cancer cells in one of two ways: (1) by targeting tumor-associated blood vessels; or (2) by targeting tumors directly. The Company’s lead prodrug candidate, G-202, is designed to attack existing tumor vasculature, potentially debilitating the tumor’s nutrient supply and causing cancer regression without affecting normal tissues within the body. GenSpera believes that it has validated G-202 as a drug candidate to treat various forms of solid tumors—including breast, urinary bladder, kidney, and prostate cancers—based on its ability to cause tumor regression in animal models of these diseases. GenSpera expects to initiate Phase I clinical testing of G-202 in the fourth quarter 2009 at two major cancer centers: (1) the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins; and (2) the University of Wisconsin Carbone Cancer Center. GenSpera’s technology can also be used to attack cancer cells directly by targeting the prodrug to enzymes believed to be found solely at a tumor location. The Company’s primary candidate using this approach, G-115, targets prostate-specific antigen (PSA), a protein produced by the cells of the prostate gland that is used by physicians as a “tumor marker” to detect the presence of prostate cancer. Although GenSpera has identified G-115 and two other compounds as prodrug candidates, the Company’s present focus is solely on the development of G-202. GenSpera has headquarters in San Antonio, Texas. On November 2, 2009, GenSpera’s Common Stock commenced trading on the Over-the-Counter Bulletin Board (OTC.BB) under the symbol “GNSZ.”
GenSpera, Inc. 2511 N Loop 1604 W Suite 204 San Antonio, TX 78258 Phone: (210) 479-8112 Fax: (210) 479-8113 www.genspera.com
Recent Financial Data

Ticker (Exchange)	GNSZ (OTC.BB)	*Note: GenSpera’s shares began trading on the OTC.BB on November 2, 2009.
Recent Price (11/20/2009)	$2.50
52-week Range*	$2.00 - $2.62
Shares Outstanding	~15.3 million
Market Capitalization	$38.3 million
Average 3-month Volume*	N/A
Insider Owners + 5%	33%
Institutional Owners	9%
EPS (Qtr. ended 09/30/2009)	($0.11)
Employees	2

Key Points
■
In September 2009, after one round of questions and 10 weeks after the initial Investigational New Drug (IND) submission, the U.S. Food and Drug Administration (FDA) approved GenSpera’s IND application to begin a Phase I clinical trial in the fourth quarter 2009 with the Company’s lead prodrug candidate, G-202. The open-label, dose-escalation study is expected to enroll up to 30 refractory cancer patients with any type of solid tumor—a strategy intended to facilitate enrollment and evaluate safety across a wide range of patients.

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In June and July 2009, GenSpera raised over $3 million in gross proceeds from the private placement of its securities. A further $240,000 was raised in September 2009. The Company believes that these funds are sufficient to carry it through completion of the Phase I studies with G-202 in the fourth quarter 2010.

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GenSpera’s technology is protected by six patents and three pending patent applications. In contrast to existing anti-angiogenic therapies, which may only block new blood vessel formation, the Company’s lead compound, G-202, is designed to attack both existing and newly growing tumor vasculature, which GenSpera believes could enable it to destroy tumors more quickly than current therapies.

■
GenSpera’s management team has extensive experience identifying oncology treatments and bringing them to the clinic. The Company’s Scientific Advisory Board is composed of individuals who are both inventors of GenSpera’s technology and major shareholders.

■	As of September 30, 2009, GenSpera had cash and cash equivalents of over $2.7 million.

PLEASE REFER TO THE EXECUTIVE INFORMATIONAL OVERVIEW® (EIO®), 06/02/2009, FOR A FULL COMPANY REPORT.

Financial Results and Recent Events

Third Quarter 2009 Financial Results

For the Three Months Ended September 30, 2009

On November 13, 2009, GenSpera filed its financial results for the three months ended September 30, 2009. In the third quarter 2009 and corresponding 2008 period, the Company reported no revenues. GenSpera does not anticipate revenues during the remainder of 2009 as it is a development-stage company.

For the three months ended September 30, 2009, GenSpera’s general and administrative (G&A) expenses totaled $659,699 versus $90,337 for the year-ago period. The Company primarily attributed the 630% increase to higher compensation and consulting expenses, professional fees, and insurance expenses, which were $367,000 ($365,000 of which was stock-based compensation), $152,000 (including $88,000 in stock-based costs), and $18,000, respectively.

Research and development (R&D) expenses for the three-month period in 2009 were $878,371 versus $829,374 for the same timeframe in 2008. GenSpera attributed the 6% increase mainly to a $710,000 increase in stock-based compensation expense, which was offset by a $661,000 reduction in manufacturing and other costs for the Company’s lead prodrug candidate, G-202. GenSpera’s R&D expenses included toxicology and other studies, manufacturing, and compensation and consulting costs.

GenSpera reported a net loss for the third quarter 2009 of $1,624,120, or a loss of $0.11 per share, versus $955,187, or a loss of $0.08 per share, during the corresponding 2008 period.

Other expenses incurred during the three-month period ended September 30, 2009, and 2008 totaled $86,050 and $35,476, respectively. The increase was partially the result of a change in fair value of derivative liability, which increased to $86,514 from $0 in the same 2008 period due to an adjustment to the accounting treatment of the Company’s issued and outstanding Warrants that contain certain anti-dilution provisions. This increase was slightly offset by a reduction in finance costs from $39,218 in the 2008 period to $793 for the three months in 2009.

For the Nine Months Ended September 30, 2009

GenSpera had no revenues for the nine months ended September 30, 2009, or 2008.

The Company’s G&A expenses for the nine-month period increased to $1,090,671 from the $603,873 incurred during the equivalent 2008 timeframe. GenSpera attributed the 81% increase primarily to increases in compensation and consulting expenses, professional fees, insurance costs, and travel and entertainment expenses, which rose $167,000, $239,000, $23,000, and $12,000, respectively. Stock-based costs accounted for roughly $98,000 of the compensation and consulting expenses and for approximately $88,000 of the professional fees.

R&D expenditures for the first nine months of 2009 increased to $1,812,862, up from the $1,348,369 incurred during the same period of 2008. The 34% increase reflected compensation expenses that were $798,000 higher than in the 2008 period ($740,000 was due to stock-based compensation), which was partially offset by a $334,000 reduction in manufacturing and other expenses related to G-202.

Other expenses incurred during the nine-month period ended September 30, 2009, and 2008 were $1,252,729 and $38,687, respectively. The increase was partly the result of higher finance costs, which increased by $439,668 to $478,886, mainly due to a $415,976 charge for the fair value of additional Warrants issued, which occurred when anti-dilution provisions included in Warrants GenSpera issued during a financing in July and August 2008 were triggered. As well, GenSpera also had a change in fair value of derivative liability, which increased to $769,625 from $0 in the 2008 period due to an adjustment to the accounting treatment of the Company’s issued and outstanding Warrants that contain certain anti-dilution provisions.
For the first nine months of 2009, GenSpera reported a net loss of $4,156,262, or a loss of $0.31 per share, versus $1,990,929, or a loss of $0.19 per share, during the corresponding nine-month period in 2008.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

Subsequently, as of September 30, 2009, GenSpera had cash and cash equivalents of approximately $2,742,000 versus $2,100,212 at the close of the second quarter on June 30, 2009. Based on a monthly cash burn rate of $195,000, the Company anticipates that this amount is sufficient to support operations for at least the subsequent 13 months under the assumption that no extraordinary transactions or unexpected events or contingencies occur during the period. During the nine months ended September 30, 2009, GenSpera raised roughly $3,830,000 through the sale of the Company’s Common Stock units. This encompassed $750,000 raised by GenSpera during February and April 2009, roughly $3 million raised during June and July 2009, and $240,000 raised in September 2009.

Recent Events

An overview of GenSpera’s significant recent events is provided below, referring the reader to GenSpera’s filings with the U.S. Securities and Exchange Commission (SEC) for greater information.

■	On November 2, 2009, GenSpera’s Common Stock commenced trading on the Over-the-Counter Bulletin Board (OTC.BB) under the symbol “GNSZ.”

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On September 11, 2009, the Company announced that the U.S. Food and Drug Administration (FDA) approved its Investigational New Drug (IND) application for G-202. The Company expected to initiate a Phase I clinical study in the fourth quarter 2009. Greater details about the upcoming trial are provided on page 7.

■	In September 2009, GenSpera raised roughly $240,000 in gross proceeds.

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On August 14, 2009, GenSpera received a Notice of Effectiveness from the SEC accepting the Company’s Form S-1 (filed in July 2009), the general form for registration of securities under the Securities Act of 1933, and thereby registering GenSpera’s shares for public trading.

■	On August 12, 2009, the Company filed an amendment to the previously submitted Form S-1.

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On July 31, 2009, GenSpera filed Form S-1 with the SEC relating to the resale of 4,516,120 shares of the Company’s Common Stock. GenSpera’s Common Stock was not then traded on any market or exchange, and the Company had not yet applied for listing or quotation on any public market. GenSpera anticipated seeking sponsorship to trade its Common Stock on the Over-the-Counter Bulletin Board (OTC.BB) once the registration became effective.

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On July 29, 2009, the Company entered into a Securities Purchase Agreement with a number of accredited investors. Per the terms of the agreement, GenSpera sold units aggregating approximately $907,000 to the investors. The price per unit was $1.50. Each unit consisted of the following: (1) one share of the Company’s Common Stock; and (2) one half Common Stock Purchase Warrant. The Warrants had a five-year term and allowed investors to purchase GenSpera’s Common Shares at $3.00 per share. The Warrants contained anti-dilution protection against stock splits, stock dividends, and similar transactions. GenSpera incurred $79,583 in fees and expenses for the transaction. The Company also issued 40,001 additional Common Stock Purchase Warrants under the same terms as the investor Warrants to compensate certain finders.

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On July 24, 2009, GenSpera received notification from the FDA that its IND for G-202 was on clinical hold pending the Company’s response to certain questions provided by the FDA. The questions concerned the design of GenSpera’s proposed Phase I clinical trial.

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On July 10, 2009, the Company issued a Common Stock Purchase Warrant to purchase 150,000 Common Shares as reimbursement for due diligence expenses. The Warrants had a five-year term and entitled the holder to purchase GenSpera’s Common Stock at $3.00 per share.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

■	In June and July 2009, GenSpera raised an aggregate of $3,088,000 from the private placement of its securities.

■
On June 29, 2009, the Company entered into a Securities Purchase Agreement with a number of accredited investors. Per the terms of the agreement, GenSpera sold the investors units aggregating roughly $2,131,000 at a price of $1.50 per unit. Each unit consisted of the following: (1) one share of the Company’s Common Stock; and (2) one half Common Stock Purchase Warrant. The Warrants had a five-year term and allowed investors to purchase GenSpera’s Common Shares at $3.00 per share. The Warrants also contained anti-dilution protection in the event of stock splits, stock dividends, or other similar transactions. GenSpera incurred $142,467 in fees and expenses for the transaction, $50,000 of which had been paid through the issuance of 33,334 units. The Company also issued 43,894 additional Common Stock Purchase Warrants under the same terms as the investor Warrants to compensate certain finders.

■	On June 23, 2009, GenSpera submitted an IND application to the FDA for G-202.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

Company Background

GenSpera, Inc. (“GenSpera” or “the Company”) is focused on discovering and developing prodrug cancer therapeutics to treat a wide range of solid tumors, including breast, prostate, lung, colon, bladder, and kidney cancers. The Company’s business strategy entails developing a series of therapies based on its target-activated prodrug technology platform, identifying potentially attractive drug candidates with solid intellectual property (IP) protection, and then developing these compounds through Phase I/II clinical trials. Once a candidate reaches this stage, the Company intends to license the rights for further development to more established pharmaceutical companies, which could then finalize drug development and market the resulting therapeutic.

Cancer

The human body is composed of trillions of cells that constantly grow, divide, and die. For the most part, the cells in the body are healthy and perform their vital functions. However, when healthy cells do not perform properly, they typically self-destruct and are replaced. Cancer cells reproduce uncontrollably, regardless of their abnormalities. While the exact mechanism of transformation that causes normal cells to become cancerous remains unknown, cancer cells are believed to develop due to mutations caused by changed or damaged DNA. Instead of dying when they should, the abnormal cells constantly grow and divide, producing new cells that are not needed by the body. Once cancerous cells are established, they may rapidly invade surrounding tissues. As cancer cells grow, they require sufficient nutrition, which is initially acquired by feeding off of the body’s systems in a parasitic manner. In order for a tumor to continue growing beyond the size of roughly a pinhead, its cancer cells recruit blood vessels through a process called tumor angiogenesis. This development enables cancer cells to achieve self-sustainable growth by acquiring their own blood supply, which further fuels the spread of tumors.

Traditional chemotherapy involves treating patients with cytotoxins, which are compounds or agents that are toxic to cells. In the early stages of cancer, chemotherapy may be combined with surgery or radiation to improve the efficacy of a treatment regimen. In the later stages of the disease, after the cancer has spread to another region of the body, chemotherapy is often the only treatment option for many forms of cancer. However, traditional chemotherapies have several prominent disadvantages: (1) they affect both healthy and cancer cells indiscriminately, causing negative side effects; (2) they exert their toxic effect when cells divide, which can be ineffective in tumors with cells that divide at a slower rate than cells in normal tissues; and (3) cancer cells may develop a drug resistance after repeated exposure to current chemotherapies, thus limiting the number of times a therapy can be used effectively.

Cancer is the second most common cause of death in the U.S. In 2009, the American Cancer Society (ACS) estimated that roughly 1,500 individuals die of cancer daily, totaling more than 560,000 cancer-related deaths annually (Source: the ACS’s Cancer Facts & Figures 2009). The disease also impacts countries on an economic level. In 2007, the U.S. National Institutes of Health (NIH) approximated the overall cost of cancer to be $219 billion, encompassing $89 billion for direct medical costs and $130 billion for lost productivity due to illness or premature death.

GenSpera’s Prodrug Chemotherapy

Prodrug chemotherapy is currently being investigated as a technique to deliver higher concentrations of cytotoxic agents to the tumor location while avoiding the toxicity to healthy tissues. Prodrug technology encompasses the administration of an inactive form of a cytotoxin, called a prodrug, to a patient. The prodrug is designed to be activated only through a conversion that occurs exclusively at a tumor site. If successfully developed, GenSpera believes that prodrug therapies could provide an effective therapeutic approach for a broad range of solid tumors caused by breast, prostate, lung, colon, and other cancers. The Company’s prodrug technology involves attaching a targeting/masking agent to an active drug, temporarily making the drug both soluble for intravenous administration and inactive in the bloodstream. Once the compound reaches its target, the masking agent is removed by an enzyme found at the tumor location. With the agent detached, the drug is reactivated and becomes insoluble, precipitating directly into nearby cancer cells. The cancer is killed due to the toxic effects of the activated drug.
GenSpera uses a two-tiered strategy to target its medicine specifically to tumor sites. First, the Company identifies select enzymes (proteases) that are found at higher levels in tumors relative to other tissues in the body. Upon identifying these enzymes, GenSpera creates peptides that are recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. Because enzyme recognition is required to remove the selected peptide (the targeting/masking agent) and activate the cytotoxin, this aspect seeks to ensure that the compound does not cause toxicity in areas of the body other than the targeted site.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

The Company has developed various peptides to target different cancerous tumors. GenSpera uses 12-ADT—a chemically modified form of the cytotoxin thapsigargin that kills fast-, slow-, and non-dividing cells—as the therapeutic component of the Company’s prodrugs, including in its lead candidate, G-202. Thapsigargin is a potent and novel cytotoxin extracted from the plant, T. garganica, which is 10- to 100-fold more potent than the National Cancer Institute’s reference chemotherapeutic agents. 12-ADT functions by dramatically raising the level of calcium inside cells, which leads to cell death. The Company believes that 12-ADT addresses several issues prevalent with current chemotherapies as it does not appear to trigger the development of resistance to its effects, and it is able to target cells regardless of their rate of division. GenSpera believes that targeting cell death independently of cell division is important for three reasons: (1) it allows the drug to be effective against tumor cells that divide more slowly than normal cells in the body (e.g., prostate cancer); (2) the drug can be effective against the very slowly dividing blood vessel cells within solid tumors; and (3) the drug may also kill cancer stem cells, which in general are also very slowly dividing.

To date, GenSpera has identified four prodrug candidates, as listed in Table 1. Presently, the Company is engaged solely in the development of G-202. GenSpera uses two approaches in its prodrugs: (1) targeting the blood supply that supports tumor growth; and (2) targeting the tumor directly. Each of these approaches is briefly summarized following Table 1 and more fully detailed on pages 23-31 of Crystal Research Associates’ base report, the Executive Informational Overview® (EIO®), dated June 2, 2009, and available at www.crystalra.com.

Table 1
GenSpera, Inc.
PRODRUG CANDIDATES

Prodrug Candidate	Activating Enzyme	Target Location of Activation Enzyme	Status
G-202	Prostate-Specific	The blood vessels of	■ Validated efficacy in preclinical animal models
	Membrane Antigen	all solid tumors	(Johns Hopkins University)
	(PSMA)		■ Completed formal toxicology studies (Ricerca
Biosciences, LLC)
■ Manufactured drug substance for clinical trials
(InB:Hauser Pharmaceuticals)
■ Received approval from the U.S. Food and Drug
Administration (FDA) to commence Phase I clinical
testing in the fourth quarter 2009
G-114	Prostate-Specific	Prostate cancers	■ Validated efficacy in preclinical animal models
	Antigen (PSA)		(Johns Hopkins University)
G-115	Prostate-Specific	Prostate cancers	■ Validated efficacy in preclinical animal models
	Antigen (PSA)		(Johns Hopkins University)
Ac-GKAFRR-	Human Glandular	Prostate cancers	■ Validated efficacy in preclinical animal models
L12ADT	Kallikrein 2 (hK2)		(Johns Hopkins University)

Source: GenSpera, Inc.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

Targeting the Blood Supply that Supports Tumor Growth

Of the four identified candidates, GenSpera is currently focused on developing G-202, which targets the blood vessels of solid tumors. G-202 combines the cytotoxic activity of 12-ADT with a specific peptide that masks its activity until it is delivered to the target site. The peptide can only be removed by prostate-specific membrane antigen (PSMA)—a process referred to as the targeted delivery of the active drug. PSMA is expressed in non-cancerous and cancerous prostate tissues, at lower levels in some non-prostate tissues (e.g., kidney), and in the endothelial cells of vasculature associated with non-prostate cancers (Source: Journal of Carcinogenesis 2006, 15[5]:21). In particular, PSMA is over-expressed in prostate cancer as well as in the newly formed vasculature of several types of solid tumors (Source: The Prostate 2008, 69[5]:471-479). Because PSMA is expressed in tumor-associated blood vessels, G-202 and any other PSMA-targeted prodrugs that GenSpera may develop could be able to attack the blood supplies of many different tumor types.

GenSpera has conducted several studies using G-202 in various animal models of solid tumors, including in prostate, bladder, renal (kidney), and breast cancers. G-202’s demonstrated anti-tumor effects in these cancer types further the belief that G-202 may have broad application as a therapy for a variety of human solid tumors due to its ability to selectively target PSMA-producing endothelial cells within tumors. In these studies, the administration of G-202 caused noticeable regression of the tumor—in some cases with no visible re-growth for approximately one month following the last treatment. G-202 was well tolerated at dose levels that caused regression of tumor growth, with no signs of toxicity. At the highest doses, transient weight loss was documented, which quickly recovered after each course of the therapy. The data also indicated that even after repeated dosing cycles, G-202 did not activate drug resistance in tumor cells.

GenSpera is optimistic that it may be able to eliminate cancerous tumors with dosing that is effective for a significant length of time. Further, the Company believes that this is more likely to be achieved in humans than in mice due to the ability to infuse the drug into human patients and an anticipated longer half-life of G-202 in the human bloodstream versus that of laboratory animals. Given its efficacy profile, G-202 could also be effective as a monotherapy, thus reducing the costs and time required to conduct clinical trials.

Current Status of G-202

An Investigational New Drug (IND) application for G-202 was approved by the U.S. Food and Drug Administration (FDA) in September 2009. GenSpera expects to initiate a Phase I clinical trial with G-202 for the treatment of cancer in the fourth quarter 2009. The IND, which was originally submitted in June 2009, contained the Company’s proposed Phase I clinical plan and preclinical data pertaining to G-202, including the scientific rationale, efficacy data in animals, toxicology data, manufacturing information, drug formulation, and stability records, among other information. Previously, GenSpera completed definitive toxicology studies of G-202 in rats and monkeys in the second quarter 2009.

The open-label, dose-escalation Phase I study could include up to 30 refractory cancer patients—individuals who have relapsed following treatment with other chemotherapies—with any type of solid tumors. GenSpera expects this approach to enhance patient accrual rates and provide the Company with safety data across a range of cancer types. The primary endpoints of the study include determining the safety, tolerability, and pharmacokinetics of G-202. As well, the design of the trial permits the collection of efficacy data. The Company expects to perform the trial at two major cancer centers: (1) the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins in Baltimore, Maryland; and (2) the University of Wisconsin Carbone Cancer Center in Madison, Wisconsin. The final terms of the contracts at these locations have not yet been determined. As well, the clinical protocol is currently undergoing Institutional Review Board evaluation at both sites. The Company has already manufactured sufficient quantities of G-202 to support the Phase I clinical trial. Following the completion of the Phase I trial, GenSpera may advance into multiple Phase II clinical trials for G-202 in several different cancer types. Although it is too early in the preclinical development process for the Company to determine which type of tumor to evaluate, GenSpera anticipates that up to 40 patients could be enrolled in a trial that may last 18 months.

The Company believes that the acceptance of its IND by the FDA constitutes a defining milestone in the development of a new class of anticancer agents, which are expected to have broad utility across many tumor types. Moreover, GenSpera may seek to establish a strategic partnership to maximize the value of G-202 as the compound progresses through future clinical trials.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

Targeting the Tumor Directly

Compared to other cancers, prostate cancer has a large proportion of slowly proliferating cells that are resistant to treatment with conventional cytotoxic agents. Current therapies generally attack and destroy rapidly dividing cells, and thus spare cancer cells that divide slowly—a feature that is characteristic of prostate cancers. GenSpera’s technology has a broad range of potential applications, including techniques that pair cytotoxic derivatives of thapsigargin to peptides in order to target prostate tumors directly. As such, GenSpera sought to develop a prodrug candidate using this approach that avoided the negative aspects of current prostate cancer therapies. Although GenSpera has identified the candidates detailed below, including G-114, G-115, and Ac-GKAFRR-L12ADT, the Company’s current focus is solely on the development of G-202. The Company plans to advance these candidates subsequent to the development of G-202, when sufficient resources are available.

GenSpera’s first approach to this strategy couples thapsigargin to peptides that were selectively cleaved by a prostate cancer-specific protease called prostate-specific antigen (PSA), which led to GenSpera’s candidate, G-115. PSA is active within tumor sites and in normal prostate tissue but is inactive within the bloodstream, characteristics that form the basis for tumor-specific delivery of cytotoxic agents. To develop a PSA-activated prodrug, GenSpera focused on the identification of a derivative of thapsigargin that could be chemically coupled to a PSA-substrate peptide, yet retain all of the activity of the parent agent after it was released from the prodrug by PSA. GenSpera initially identified G-114 as a potential candidate. However, continued screening and optimization of PSA-cleavable peptides led to the discovery of G-115, which the Company selected as its lead development candidate in the PSA-targeted prodrug program due to its enhanced PSA-substrate and in vivo anti-tumor activity and its broader patent coverage.

The Company’s second program entails the delivery of thapsigargin selectively to prostate tumors via human glandular kallikrein 2 (hK2), another prostate cancer-specific protease. Prostate cancer cells secrete the protease hK2, which may be used to activate thapsigargin-derived prodrugs. Through the laboratories of GenSpera’s Scientific Advisory Board members, Dr. John T. Isaacs, Dr. Samuel R. Denmeade, and Dr. Hans Lilja (biographies on pages 11-12 of the base EIO®), the Company has identified peptides that are selectively cleaved by hK2. The Company has coupled them to 12-ADT to generate a family of hK2-activated thapsigargin prodrugs, including Ac-GKAFRR-L12ADT, which GenSpera considers to be the most fully characterized prodrug of this species. The hK2 program has resulted in several molecules with anticancer properties in animal models, and the Company is currently focused on the development of second-generation hK2-activated thapsigargin prodrugs with improved formulations and increased half-lives in animals.

Corporate Information

Incorporated in Delaware in 2003, GenSpera was founded as part of a business development initiative based on technology and IP owned by Johns Hopkins. In early 2004, the IP underlying the Company’s technologies was assigned from Johns Hopkins to its co-inventors, Dr. Isaacs, Dr. Denmeade, Dr. Soren Brogger Christensen, and Dr. Lilja, who in turn awarded an option to license the IP to the Company in return for continued protection of the patent portfolio. This option was exercised in early 2008 through the reimbursement of past patent prosecution costs that were incurred previously by Johns Hopkins. The co-inventors, who now comprise the Company’s Scientific Advisory Board, assigned the IP to the Company in April 2008. GenSpera’s activities between 2004 and 2008 were limited to continued prosecution of the relevant patent portfolio. The Company currently has no oral or written agreements with Johns Hopkins with regard to any other IP or research activities. In addition, GenSpera does not owe any milestone or royalty payments to third parties. Detailed biographies of GenSpera’s executive officers as well as each member of the Scientific Advisory Board are provided on pages 10-12 of the EIO®.

In December 2008, the Company received a Notice of Effectiveness from the U.S. Securities and Exchange Commission (SEC), accepting its Form S-1 that registered all shares sold during 2007 and 2008. On July 31, 2009, the Company submitted a second Form S-1 to register those new shares sold subsequent to the first submission through that point in time. In August 2009, the Company received a Notice of Effectiveness from the SEC, accepting its Form S-1 only two weeks after submission and registering the Company’s shares for public trading. GenSpera has submitted a 15c2-11 application (Form 211) to the Financial Industry Regulatory Authority (FINRA), indicating that the Company has satisfied applicable requirements of the SEC Rule 15c2-11 and the filing and information requirements of NASD Rule 6640. GenSpera’s Common Stock commenced trading on the Over-the-Counter Bulletin Board (OTC.BB) in November 2009 under the ticker symbol “GNSZ.”

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

Headquarters and Employees

GenSpera’s headquarters are located in San Antonio, Texas, where the Company leases a roughly 850-square foot facility. As of November 2009, GenSpera employed two individuals who serve as the Company’s executive officers.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

Key Points to Consider

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GenSpera’s prodrug technology entails the attachment of a targeting/masking agent to an active drug, making the drug inactive and soluble in the bloodstream. The Company uses specific peptides as its targeting/masking agents, and an analog of the cytotoxin thapsigargin, called 12-ADT, as the active drug. The Company’s prodrugs are designed to either target the blood supply that is supporting tumor growth or target the tumor directly.

o
The prodrug can only be reactivated once the targeting/masking agent is removed by an enzyme that is expressed at the site of a tumor. With the agent detached, the drug becomes insoluble and precipitates directly into nearby cells. As well, the Company’s patent-protected peptides, which are based on years of research by GenSpera’s Scientific Advisory Board members, were developed to attack multiple targets.

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Traditional cancer treatments (e.g., surgery or radiation therapy) are localized therapies that lose efficacy once the cancer has spread. Chemotherapeutics are also widely used, but as many are not targeted, their toxic effects harm both healthy tissues and cancer cells. In contrast, GenSpera’s prodrug technology may be more effective for cancer that has spread due to its ability to deliver higher concentrations of cytotoxic agents to tumors while avoiding the toxicity of these higher doses in the rest of the body.

■
The Company’s lead prodrug candidate, G-202, is composed of 12-ADT and a targeting/masking agent. Once G-202 is administered intravenously into the bloodstream, it can only be activated at a target site by prostate-specific membrane antigen (PSMA), which is expressed in cancer-supporting vasculature but not in normal blood vessels. G-202 may be able to inhibit further tumor angiogenesis and attack existing tumor vasculature—stopping growth by depleting the cancer’s nutrient supply and potentially causing tumor regression—versus the current generation of anti-angiogenesis drugs that GenSpera believes only slow or prevent further growth of tumors, but do not cause tumor regression.

o
Based on G-202’s preclinical data and its specific, robust mechanism of action, the Company believes that G-202 can demonstrate increased efficacy and less toxicity versus currently available chemotherapies, which cause toxicity to all rapidly dividing cells in the body, including healthy, non-cancerous cells.

o
In September 2009, the Company received approval from the U.S. Food and Drug Administration (FDA) for its Investigational New Drug (IND) application for G-202 after only one round of questions and less than 10 weeks after the initial IND submission. GenSpera plans to initiate a Phase I clinical trial with G-202 in refractory cancer patients during the fourth quarter 2009. The study’s primary endpoints include determining the safety, tolerability, and pharmacokinetics of G-202. Efficacy data may be collected in parallel.

■
GenSpera’s second prodrug technology approach attacks cancer cells directly by targeting enzymes found primarily in tumors. G-115, the primary development candidate in this area, targets a protein used by physicians to detect the presence of prostate cancer, called prostate-specific antigen (PSA).

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GenSpera is supported by a management team with extensive experience in identifying oncology treatments and bringing them to the clinic as well as its Scientific Advisory Board, which is composed of members who are all inventors of the technology as well as shareholders.

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In August 2009, the Company received a Notice of Effectiveness from the U.S. Securities and Exchange Commission (SEC), accepting its second Form S-1 only two weeks after submission and registering the Company’s shares for public trading. GenSpera has submitted a 15c2-11 application for its listing on the Over-the-Counter Bulletin Board (OTC.BB) to the Financial Industry Regulatory Authority (FINRA). The Company’s Common Stock commenced trading on the OTC.BB in November 2009 under the ticker symbol “GNSZ.”

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At September 30, 2009, GenSpera had cash and cash equivalents of over $2.7 million after raising over $3 million in gross proceeds from a private placement in mid-2009 and a further $240,000 in gross proceeds in September 2009. The Company believes that these funds are sufficient to carry it through the completion of Phase I studies for G-202.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

Risks

Some of the information in this Quarterly Update relates to future events or future business and financial performance. Such statements can only be predictions and the actual events or results may differ from those described due to the risks presented in GenSpera’s statements on Forms 10-K, 10-Q, as well as other forms filed from time to time. The content of this report with respect to GenSpera has been compiled primarily from information available to the public released by the Company through U.S. Securities and Exchange Commission (SEC) filings. GenSpera is solely responsible for the accuracy of this information. Information as to other companies has been prepared from publicly available information and has not been independently verified by the Company. Certain summaries of activities have been condensed to aid the reader in gaining a general understanding. For more information about GenSpera, please refer to the Company’s website at www.genspera.com. Additionally, please refer to Crystal Research Associates’ base report, the Executive Informational Overview® (EIO®) dated June 2, 2009, and located on Crystal Research Associates’ website at www.crystalra.com for more comprehensive details of GenSpera’s risk factors.

CRYSTAL RESEARCH ASSOCIATES, LLC	QUARTERLY UPDATE

Jeffrey J. Kraws or Karen B. Goldfarb Phone: (609) 306-2274 Fax: (609) 395-9339 Email: eio@crystalra.com Web: www.crystalra.com

Legal Notes and Disclosures: This report has been prepared by GenSpera, Inc. (“GenSpera” or “the Company”) with the assistance of Crystal Research Associates, LLC (“CRA”) based upon information provided by the Company. CRA has not independently verified such information. In addition, CRA has been compensated by the Company in cash of thirty-eight thousand five hundred U.S. dollars and fifty thousand Options/Warrants for its services in creating the base EIO®, for updates, and for printing costs.

Some of the information in this update relates to future events or future business and financial performance. Such statements constitute forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such statements can be only predictions and the actual events or results may differ from those discussed due to, among other things, the risks described in GenSpera’s reports on its 10-K, 10-Q, and other forms filed from time to time. The content of this report with respect to GenSpera has been compiled primarily from information available to the public released by GenSpera. The Company is solely responsible for the accuracy of that information. Information as to other companies has been prepared from publicly available information and has not been independently verified by GenSpera or CRA. Certain summaries of scientific activities and outcomes have been condensed to aid the reader in gaining a general understanding. For more complete information about GenSpera, the reader is directed to the Company’s website at www.genspera.com. This report is published solely for information purposes and is not to be construed as an offer to sell or the solicitation of an offer to buy any security in any state. Past performance does not guarantee future performance. Free additional information about GenSpera and its public filings, as well as free copies of this report, can be obtained in either a paper or electronic format by calling (210) 479-8112.